Exhibit 3.1
CERTIFICATE OF SECOND AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
BLOOM ENERGY CORPORATION

Bloom Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the Company is Bloom Energy Corporation. The Company was originally incorporated under the name of Ion America Corporation. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 18, 2001. The Certificate of Incorporation, as previously amended and/or restated, was restated on July 27, 2018 and further amended on May 31, 2022.

2. This Certificate of Second Amendment to the Restated Certificate of Incorporation of the Company, as previously amended, (the “Restated Certificate of Incorporation”) was duly authorized and adopted by the Company’s Board of Directors and stockholders on February 20, 2026 and May 21, 2026, respectively, in accordance with Section 242 of the DGCL and amends provisions of the Company’s Restated Certificate of Incorporation.

3. The amendments to the existing Restated Certificate of Incorporation being effected hereby are to:

a)amend and restate in its entirety Article IV of the Restated Certificate of Incorporation to read as follows:

“ARTICLE IV: AUTHORIZED STOCK

1.Total Authorized.

1.1The total number of shares of all classes of stock that the Company has authority to issue is 620,000,000 shares, consisting of two classes: 600,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). Class A Common Stock has been renamed Common Stock and prior Class A Common Stock certificates issued are deemed to refer to the Common Stock without the need to surrender the certificates.

1.2The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (on an as-converted basis) voting together as a single class

Exhibit 3.1
without a separate class vote of the holders of the Common Stock as permitted by Section 242(b)(2) of the General Corporation Law.

2.Preferred Stock.

2.1    The Company's Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable provisions of the General Corporation Law (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

3.Rights of Common Stock.

3.1    Voting Rights and Powers. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Common Stock shall (a) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (the “Bylaws”) and (b) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law,

Exhibit 3.1
holders of shares of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or provided by law, each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder.

3.2    Dividends and Distribution Rights. Subject to the preferential rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets or funds of the Company legally available therefor, dividends per share as may be declared from time to time by the Board with respect to the Common Stock.

3.3     Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders.

b)delete Article V of the Restated Certificate of Incorporation in its entirety and replace with the notation “Intentionally Omitted”.

c)Amend Article X of the Restated Certificate of Incorporation by deleting the final clause relating to Class B common stock voting requirements and by adding Article XII to the list of provisions requiring a two-thirds supermajority stockholder vote.

d)add a new Article XII to read as follows:

“ARTICLE XII: OFFICER LIABILITY

1.Limitation of Liability. To the fullest extent permitted by law, no officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of an officer, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Exhibit 3.1

2.Change in Rights. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of an officer of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

4. This Certificate of Second Amendment to the Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

Exhibit 3.1
IN WITNESS WHEREOF, the Company has caused this Certificate of Second Amendment to the Restated Certificate of Incorporation to be signed by its Chief Legal Officer and Corporate Secretary as of the 27th day of May 2026.

BLOOM ENERGY CORPORATION,
a Delaware corporation

By: _/s/Shawn M. Soderberg______________
Name: Shawn M. Soderberg
Title: Chief Legal Officer and Corporate Secretary